Exhibit 10.43

FINANCIAL SETTLEMENT AGREEMENT

This FINANCIAL SETTLEMENT AGREEMENT (the "Agreement"), dated as of October 5, 2022 and effective as of July 1, 2022 ("Effective Date"), is entered into by and among Chivo, Sociedad An6nima de Capital Var ble, a Salvadorian corporation ("Chivo"), Athena Bitcoin Holdings El Salvador SA DE CV, a Salvadorian corporation ("Athena El Salvador''), Athena Bitcoin, Inc., a Delaware corporation ("Athena US"), Athena Bitcoin Global, a Nevada corporation ("Athena Bitcoin Global"), and, solely for the purposes of Sections 10 and 23, Matias A. Goldenhorn ("Authorized Representative"), each, individually referred to as ("Party") and collectively as ("Parties"). Athena El Salvador, Athena US, and Athena Bitcoin Global shall be referred to as "Athena".

RECITALS

WHEREAS, Athena El Salvador and the Ministerio de Hacienda of the Government of El Salvador (together with all branches, agencies, divisions, affiliates, and instrumentalities, "El Salvador") entered into that certain agreement for "Financial technical assistance services for operations at the national level derived from Bitcoin cryptocurrency," for services to be rendered by December 31, 2021 ("First Agreement");

WHEREAS, Athena US and El Salvador entered into that certain agreement for "Financial technical assistance services for operations at the national level derived from Bitcoin cryptocurrency," for services to be rendered by December 31, 2021 ("Second Agreement");

WHEREAS, Chivo is a wholly owned private company of the Government of El Salvador and its instrumentalities and has served as the counterparty with whom Athena El Salvador, Athena US, and Athena Bitcoin Global has worked to provide its services pursuant to the First Agreement and Second Agreement; and

WHEREAS, Chivo, El Salvador, and Athena wish to settle their affairs in respect of their outstanding obligations among each other in connection with or arising out of the First Agreement and Second Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.           Payment to Chivo. Athena shall pay to Chivo 3,007,510 United States Dollars ("USO") in immediately available funds to an account specified by Chivo ("Settlement Payment") pursuant to the schedule set forth in Annex A hereto, which also sets forth the calculation of the Settlement Payment. Athena El Salvador, Athena US, and Athena Bitcoin Global agree that each of them is jointly and severally liable to make the Settlement Payment to Chivo under this Agreement.

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2.           Release of Chivo and El Salvador. Except as otherwise allowable under this Agreement or otherwise necessary to enforce the terms of this Agreement, for consideration of the mutual promisescontained herein, the receipt and sufficiency of which are hereby expressly acknowledged by the Parties, Athena, for themselves and each of their present, former, and future parents, predecessors, successors, assigns, assignees, owners, members, officers, and directors (whether acting in such capacity or individually), attorneys, representatives, employees, managers, heirs, executors, or administrators, and all those who claim through them or could claim through them, unconditionally and irrevocably remise, waive, satisfy, release, acquit, and discharge Chivo and El Salvador and each of their present, former, and future parents, predecessors, and each person or entity acting or purporting to act for them or on their behalf, and each of them, respectively, from and against any and all past, present and future claims, counterclaims, actions, causes of action, set-offs, controversies, or liabilities, whether known or unknown or capable of being known, arising at law or in equity, by right of action or otherwise, including, but not limited to, suits, debts, accounts, bills, compensation, damages, judgments, executions, warranties, expenses, claims, and demands whatsoever that Athena, or their attorneys, agents, representatives, predecessors, successors, and assigns have or may have against Chivo and El Salvador, for, upon, or by reason of any matter, cause, or thing, whatsoever, in law or equity, in connection with or arising from the First Agreement or the Second Agreement.

3.           Release of Athena. Except as otherwise allowable under this Agreement or otherwise necessary to enforce the terms of this Agreement, for consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby expressly acknowledged by the Parties, Chivo, for itself and each of its present, former, and future parents, predecessors, successors, assigns, assignees, owners, members, officers, and directors (whether acting in such capacity or individually), attorneys, representatives, employees, managers, heirs, executors, or administrators, and all those who claim through them or could claim through them, unconditionally and irrevocably remise, waive, satisfy, release, acquit, and discharge Athena and each of their present, former, and future parents, predecessors, and each person or entity acting or purporting to act for them or on their behalf, and each of them, respectively, from and against any and all past, present and future claims, counterclaims, actions, causes of action, set-offs, controversies, or liabilities, whether known or unknown or capable of being known, arising at law or in equity, by right of action or otherwise, including, but not limited to, suits, debts, accounts, bills, compensation, damages, judgments, executions, warranties, expenses, claims, and demands whatsoever that Chivo, or its attorneys, agents, representatives, predecessors, successors, and assigns have or may have against Athena, for, upon, or by reason of any matter, cause, or thing, whatsoever, in law or equity, in connection with or arising from the First Agreement or the Second Agreement.

4.           Obligations of Chive. Reference is made to that certain Master Services Agreement ("MSA") by and among Athena and Chivo dated on or around July 1, 2022, and that certain Service Level Agreement ("SLA") attached thereto. Notwithstanding any provision of the MSA or SLA, the Parties hereto agree that neither Chivo nor El Salvador shall bear any liability or obligation, payment or otherwise, to any of Athena or any of their respective affiliates or associated parties, from the period starting as at July 1, 2022 and ending September 30, 2022. Further reference is made to that certain Master Services Agreement ("Original MSA") by and among Athena and the Ministerio de Hacienda de El Salvador dated on or around August 20, 2021. Athena and Chivo (acting on behalf of the Ministerio de Hacienda de El Salvador) agree to terminate the Original MSA, and all obligations thereunder of any Party, unless expressly discussed herein, shall be terminated.

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5.            Security Interest; Perfection of Security Interest. To secure the prompt payment and performance of Athena of its obligations under this Agreement, Athena hereby assigns, pledges, and grants to Chivo, a continuing security interest in and to all Athena assets on- and off-balance sheet ("Collateral"), whether now owned or existing or hereafter created, acquired, or arising and wheresoever located. Athena shall take all action that may be necessary or requested by Chivo so as at all times to maintain the validity, perfection, enforceability, and priority of Chivo's security interest in and lien on the Collateral or to enable Chivo to protect, exercise, or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) entering into custodial arrangements satisfactory to Chivo, and (b) executing and delivering financing statements, control agreements, instruments of pledge, notices, and assignments, in each case in form and substance satisfactory to Chivo, relating to the creation, validity, perfection, maintenance, or continuation of Chivo's security interest and lien under the Uniform Commercial Code or other applicable law. By its signature hereto, Athena hereby authorizes Chivo to file against Athena, one or more financing, continuation, or amendment statements pursuant to the UCC or other applicable law in form and substance satisfactory to Chivo. All charges, expenses, and fees Chivo may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Athena, and added to the obligations owed by Athena, or, at Chivo's option, shall be paid by Athena to Chivo immediately upon demand. If and when Athena has satisfied all of its outstanding obligations as outlined under this Financial Settlement Agreement, Chivo will release its liens on the Collateral, at the sole expense of Athena.

Athena hereby assigns, pledges, and grants to Chivo an exclusive senior lien over:

(a)	All ofthe Athena automated teller machines and all of the assets associated therewith, which are or may be located in the territory of the Republic of El Salvador; and

(b)	All of the cash and any other funds or assets represented or backed in any manner, that armored cash logistics vendors of Athena in El Salvador, and any other persons, may have or hold on behalf of Athena.

Athena represents and warrants that the assets described in clauses "(a)" and "(b)" of the previous paragraph of this section are owned solely and exclusively by Athena El Salvador, and that they have not been granted or pledged in anyway as security interests or guarantees over any other loan, credit, or obligation of Athena.

Athena shall immediately discharge all liens on the assets described in clauses "(a)" and "(b)" of the second paragraph of this section, other than Chivo's security interest. Athena shall not move the assets referred herein out of the territory of the Republic of El Salvador either physically or through any other form or means, and shall not allow any liens to be constituted, in any fashion, over the assets referred to herein. Athena hereby assigns, pledges, and grants to Chivo a junior lien over the rest of all of the Collateral described in the first paragraph of this clause which is different to that referred to in letters "(a)" and "(b)" of the second paragraph of this Clause.

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6.           Default and Remedies. Athena's failure to perform any of its obligations under this Agreement, including failure to make any payment pursuant to Section 4 of this Agreement, breach of any representation or warranty, or become subject to an insolvency proceeding, shall constitute an "Event of Default." Upon an Event of Default, Chivo shall have the right to exercise any and all rights and remedies provided for herein, under the Uniform Commercial Code, and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial or non-judicial procedure or to take possession of and sell any or all of the Collateral with or without judicial process. The cash proceeds realized from the sale of any Collateral shall be applied to the obligations in the order determined by Chivo in its sole discretion. If any deficiency shall arise, Athena shall remain liable to Chivo therefor.

7.           Representations and Indemnifications. The Parties represent and warrant to each other that each is the sole and lawful owner of all right, title, and interest in and to every claim and other matter that each releases and/or waives in this Agreement and that it has not previously assigned or transferred, or purported to do so, to any person or other entity any right, title, or interest in any such claim or other matter. In the event that such representation is false and any such claim or matter is asserted against any Party by anyone who is the assignee or transferee of such a claim or matter, then the Party who assigned or transferred such claim or matter shall fully indemnify, defend, and hold harmless the Party against whom such claim or matter is asserted and its successors from and against such claim or matter and from all actual costs, attorneys' fees, expenses, liabilities, and damages that such Party and its successors incur as a result of the assertion of such claim or matter.

8.           Limitation of Release. This Agreement does not release: (a) claims arising out of the failure of any Party to perform in conformity with the terms of this Agreement; (b) acts of bad faith or fraud, including acts of bad faith or fraud in connection with a Party's finances or financial statements as it relates to another Party to this Agreement, (c) failure to verify a Party's financial records, provided that such failure results in such Party's inability to calculate or make any required payments to another Party, (d) failure to maintain complete and accurate financial records during the terms of the First Agreement and the Second Agreement, (e) failure to maintain complete and accurate records relating to the administration of bank accounts and fund flows used in the operating and maintaining Chivo ATMs, (f) matters not in connection or arising out of the First Agreement or Second Agreement, or (g) any future disputes between the Parties, including their successors and assigns.

9.           Non-Disparagement. The Parties agree and covenant that they each shall refrain from all conduct, verbal or otherwise, that disparages or damages or that could reasonably be foreseen to disparage or damage the reputation, goodwill, or standing in the industry of the other Party or Parties or their owners, members, directors, managers, officers, employees, representatives, attorneys, or advisors including, but not limited to, making, publishing, or communicating to any person or entity, or in any public forum, any defamatory or disparaging remarks, comments, or statements concerning the other Party or Parties or their business, or any of its owners, members, managers, employees, officers or directors, or its existing or prospective customers, suppliers, investors, and other associated third parties, now or in the future. Nothing in this section shall limit El Salvador from conducting its governmental affairs or restrict its political actions. Nothing in this section shall prohibit either Party from exercising its rights or remedies under this Agreement or under law and equity.

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10.         Confidentiality. The Parties agree and covenant that they shall not, directly or indirectly, without the prior written consent of the other Parties, disclose the terms or existence of this Agreement, or any information or evidence elicited or exchanged in relation to the released matters, to any person or entity, other than to such Party's attorneys and accountants strictly for purposes of the transactions contemplated hereby. The confidentiality provision is a material term of this Agreement, breach of which will cause the other Parties irreparable harm. If any Party is required by an appropriate order of a competent court or governmental authority to disclose the terms of this Agreement to individuals other than those set forth herein, the disclosing Party shall notify the other Parties, in writing, at least fifteen (15) days prior to such disclosure. The terms of this section shall survive any termination of this Agreement.

11.         Breach; Damages; and Remedies. If a Party fails to perform any of the covenants as set forth in this Agreement, or otherwise breaches any material representation, covenant, or warranty under this Agreement, the other Party or Parties may pursue any and all legal or equitable remedies available to it. In such an action, the prevailing party shall be entitled to an award for reimbursement of any and all attorneys' fees, expenses and costs incurred by the prevailing party in furtherance of pursuing or defending the action.

12.          Third Party Beneficiary. El Salvador shall be a third party beneficiary to this Agreement and shall have the right to enforce this Agreement directly to the extent it may deem such enforcement necessary or advisable to protect its rights. There are no other third party beneficiaries under this Agreement, and this Agreement does not convey any rights or obligations on any other third party.

13.          Further Assurances. Athena agree to cooperate with El Salvador in connection with terminating or otherwise modifying the First Agreement and Second Agreement and executing such other agreements or documents that El Salvador may require such that, as a result, Athena, on the one hand, and El Salvador, on the other hand, will have no commercial or contractual relationship with each other following June 30th, 2022.

14.          Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without giving effect to any choice or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of New York. The Parties will make a good-faith effort to settle between themselves any claim, dispute, or controversy (each, a "Dispute") arising out of or in connection with this Agreement. If any Dispute cannot be settled within thirty (30) days after notice of such Dispute is provided by one Party to the other Party, such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Miami, Florida.

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15.      Severability. If any provision of the Agreement or the application thereof is held invalid by a court, arbitrator, or government agency of competent jurisdiction, the Parties agree that such a determination of invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions and thus shall remain in full force and effect or application.

16.      Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, assigns, administrative agents, heirs and estate, as the case may be. No Party may assign, delegate, or convey its rights and obligations under this Agreement, whether by operation of law or otherwise, to any third party without the prior consent of the other Parties hereto.

17.      Final and Binding Agreement. The Parties acknowledge that this Agreement is a full and final accord and satisfaction and shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, representatives, successors, and assigns.

18.      No Oral Modification. This Agreement shall not be altered, amended, or modified by oral representation made before or after the execution of this Agreement. All modifications must be in writing and duly executed by all Parties.

19.      Entire Agreement. This Agreement constitutes a single, integrated, written contract expressing the entire understanding and agreement among the Parties, and the terms of the Agreement are contractual and not merely recitals. No other agreement, written or oral, expressed or implied, exists among the Parties with respect to the subject matter of this Agreement, and the Parties represent that no promise, inducement, or other agreement not expressly contained in this Agreement has been made conferring any benefit upon them.

20.     Notices. All notices, requests, consents and other communications pursuant to this Agreement shall be in writing delivered to the applicable address below and will be deemed given: (a) upon receipt when delivered personally; (b) two (2) days (other than weekends or Salvadorian public holidays) after it is sent if sent by certified or registered mail (return receipt requested); or (c) one (1) day (other than weekends or Salvadorian public holidays) after it is sent if by next day delivery by a major commercial delivery service.

Chive, Sociedad An6nima de	Athena Holdings El Salvador SA	Athena Bitcoin, Inc.
Capital Variable	DE CV

Boulevard del Hipodromo	Edificio lnsigne, nivel 10, oficina	221 W. Wacker Dr. Ste
Local 8, #243, Century Tower	1010, Av. Las Magnolias	#9008, Chicago, IL 60606
Sergio Viera de Mello	San Salvador, El Salvador
San Salvador, El Salvador

Athena Bitcoin Global
1331N Halsted St Suite 403
Chicago, IL 60642

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21.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one instrument.

22.      Headings and Captions. The headings and captions inserted into this Agreement are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Agreement, or any provision hereof, or in any way affect the interpretation of this Agreement.

23.      Authorized Representative. Authorized Representative represents and warrants that he is an authorized representative of each of Athena Bitcoin Holdings El Salvador SA DE CV, Athena Bitcoin, Inc., Athena Bitcoin Global and has the full authorization and authority to execute this Agreement. Authorized Representative represents and warrants that he has had the opportunity to consult legal counsel prior to executing this Agreement.

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Annex A

Calculation of the Settlement Amount

•	Total amounts owed by the Athena Parties to Chivo: $9,463,203
•	Total amounts owed by Chivo to the Athena Parties: $6,455,693

Therefore, net amounts owed by the Athena Parties, jointly and severally, to Chivo: $3,007,510, with no further amounts owed by Chivo to the Athena Parties.

Payment Schedule

•	USO 500,000 to be paid no later than five (5) days after following the date the Agreement is executed by all Parties.

•	USO 1,115,000 to be paid immediately after Athena (or any Athena entity) receives a payment from El Salvador for the same or approximately the same amount.

•	USO 1,392,510 to be paid in six (6) equal installments as below:

o	USO 232,085 on November 5th 2022
o	USO 232, 085 on December 5th 2022
o	USO 232,085 on January 5th 2023
o	USO 232,085 on February 5th 2023
o	USO 232,085 on March 5th 2023
o	USO 232,085 on April 5th 2023

Chivo may, in its sole discretion, net any payments owed to it from payments it may make to Athena under the MSA or otherwise.

•	All payments can be made in bitcoin or USO. If made in bitcoin, Chivo shall determine the exchange rate for bitcoin into USO for purposes of establishing full payment of Athena's payment obligations to Chivo, which shall be denominated in USO.

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